Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-293835 on Form S-11 of Janus Living, Inc. of our report dated February 27, 2026, relating to the financial statements of Janus Living Predecessor. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 16, 2026